As filed with the Securities and Exchange Commission on February 21, 2020
  Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Sanara MedTech Inc.
(Exact name of registrant as specified in its charter)

Texas	59-2219994
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1200 Summit Ave., Suite 414
Fort Worth, Texas 76102
(Address of Principal Executive Offices) (Zip Code)

Sanara MedTech Inc. 2014 Omnibus Long Term Incentive Plan
(Full title of the plan)

Michael D. McNeil
Chief Financial Officer
Sanara MedTech Inc.
1200 Summit Ave., Suite 414
Fort Worth, Texas 76102
(817) 529 2300
(Name, address, including zip code, and telephone number, including area code of agent for service)

With copies to:

C. William Blair
Kelly Hart & Hallman LLP
201 Main Street, Suite 2500
Fort Worth, Texas 76102
(817) 332-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $0.001 par value	2,000,000	$13.62	$27,240,000	$3,535.75

(1)
Sanara MedTech Inc. (the “Registrant”) is registering an aggregate of 2,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), that may be issued under the Sanara MedTech Inc. 2014 Omnibus Long Term Incentive Plan. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the plan relating to adjustments for changes resulting from a share dividend, share split or similar change.
(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low sale prices of the common stock as reported for the OTCQB over-the counter market transactions on February 19, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement on Form S‑8 is filed by Sanara MedTech Inc. (the “Registrant”) regarding the Sanara MedTech Inc. 2014 Omnibus Long Term Incentive Plan. All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S‑8 and Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). Documents containing the information required by Part I of the Registration Statement will be sent or given to plan participants as specified by Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.
Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)
The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Commission on April 1, 2019;

(b)
The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2019, filed with the Commission on May 20, 2019; for the quarter ended June  30, 2019, filed with the Commission on August 14, 2019; and for the quarter ended September 30, 2019, filed with the Commission on November 14, 2019;

(c)
The Registrant’s Current Reports on Form 8-K filed on February 6, 2019, March 21, 2019, March 27, 2019, May 16, 2019, May 31, 2019, July 12, 2019, August 13, 2019, September 5, 2019, October 7, 2019, October 21, 2019, and February 13, 2020.

(d)
The description of the Registrant’s common stock contained in the Registrant’s Form 8-A (File No. 000-11808), filed with the Commission on June 15, 1987, as amended in Form 8-A/A filed with the Commission on July 8, 1987, with any subsequent amendment or report filed for the purpose of updating such description.

All documents or reports subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered by this Registration Statement have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents or reports; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference in, or to be a part of, this Registration Statement.

Any statement contained in the documents or reports incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document or report that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.
Description of Securities.

Not applicable

Item 5.
Interests of Named Experts and Counsel.

Not applicable.

Item 6.
Indemnification of Directors and Officers.

Section 8.101 of the Texas Business Organizations Code (“TBOC”) provides that a corporation may indemnify any director or officer who was, is or is threatened to be named as a defendant or respondent in a proceeding because he is or was a director or officer, provided that the director or officer (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity, that his conduct was in the corporation's best interests or (b) in all other cases, that his conduct was not opposed to the corporation's best interests and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Subject to certain exceptions, a director or officer may not be indemnified if such person is found liable to the corporation or if such person is found liable on the basis that he improperly received a personal benefit. Under Texas law, reasonable expenses incurred by a director or officer may be paid or reimbursed by the corporation in advance of a final disposition of the proceeding after the corporation receives a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification by the corporation. Texas law requires a corporation to indemnify an officer or director against reasonable expenses incurred in connection with a proceeding in which he is named a defendant or respondent because he is or was a director or officer if he is wholly successful in the defense of the proceeding.

Texas law also permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under Section 8.101 of the TBOC.

The Registrant's Certificate of Formation and its Bylaws provide that the Registrant will, to the fullest extent permitted by the TBOC, indemnify each of its directors and officers against liabilities imposed upon them (including reasonable amounts paid in settlement) and expenses incurred by them in connection with any claim made against them or any action, suit or proceeding to which they may be a party by reason of their being or having been a director or officer of the Registrant or having served in the same or other capacities for another entity at the request of the Registrant. The Registrant has purchased insurance against certain costs of indemnification that may be incurred by the Registrant and by its officers and directors.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.
Exhibits.

Exhibit No.	Description
4.1	Certificate of Formation of Sanara MedTech Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed April 11, 2008).

4.2	Amendment to Certificate of Formation of Sanara MedTech Inc. (incorporated by reference to Exhibit A to the Registrant’s Information Statement filed with the Commission on May 13, 2008).

4.3
Amendment to Certificate of Formation of Sanara MedTech Inc. of the Certificate of Designations of the Series F Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission March 21, 2019).

4.4*
Amendments to Certificate of Formation of Sanara MedTech Inc. (i) to increase the authorized common stock (April 20, 2015) and (ii) to recapitalize the authorized capital stock and implement a reverse stock split (May 3, 2019).

4.5	Bylaws of Sanara MedTech Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 filed April 11, 2008).

4.6*	Sanara MedTech Inc. 2014 Omnibus Long Term Incentive Plan.

5.1*	Opinion of Kelly Hart & Hallman LLP regarding legality of issued shares of common stock.

23.1*	Consent of Kelly Hart & Hallman LLP (included as part of Exhibit 5.1).

23.2*	Consent of MaloneBailey LLP, independent registered public accounting firm.

24.1*	Power of Attorney (set forth on the signature page of this Registration Statement).

* Filed herewith.

Item 9.
Undertakings.

(a)    The Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however,  that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas on the 21st day of February, 2020.

SANARA MEDTECH INC.

By:	/s/ J. Michael Carmena
J. Michael Carmena
Vice Chairman and Principal Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors Sanara MedTech Inc. hereby constitutes and appoints J. Michael Carmena and Michael D. McNeil, and each of them individually (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Dated

/s/ Ronald T. Nixon	Executive Chairman of the Board	February 21, 2020
Ronald T. Nixon

/s/ J. Michael Carmena	Vice Chairman of the Board	February 21, 2020
J. Michael Carmena

/s/ James W. Stuckert	Director	February 21, 2020
James W. Stuckert

/s/ S. Oden Howell, Jr.	Director	February 21, 2020
S. Oden Howell, Jr.

/s/ Ann Beal Salamone	Director	February 21, 2020
Ann Beal Salamone

/s/ Kenneth E. Thorpe	Director	February 21, 2020
Kenneth E. Thorpe

/s/ Michael D. McNeil	Chief Financial Offier (Principal Accounting Officer)	February 21, 2020
Michael D. McNeil